The transformation to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

January 29, 2021

To whom it may concern:

Company:	The Hokkoku Bank, Ltd.
Representative:	Shuji Tsuemura
President & Chief Executive Officer
(Code number 8363, First Section, Tokyo Stock Exchange)
Contact:	Nobuhiro Torigoe
Managing Director, General Manager of General Planning Department
(TEL: +81-76-263-1111)

Announcement Regarding Commencement of Consideration of Transformation
to a Holding Company Structure

As set forth below, The Hokkoku Bank, Ltd. (President & Chief Executive Officer: Shuji Tsuemura; the “Bank”) hereby announces that it resolved at its meeting of the board of directors held today to commence consideration of a transition to a holding company structure, subject to approval at a general meeting of shareholders and the necessary approvals by the relevant authorities.

1.	Background

Under the corporate philosophy “Trust – a bridge to a fruitful regional future. Enrich interaction and growth in the region,” the Bank has been working to promote the development of the region while maintaining sound management of the Bank as the leading bank of the region.

As the business environment surrounding regional financial institutions witnesses a prolonged low interest rate policy, the materialization of credit risk due to deteriorating business sentiment, and intensifying competition from companies in different industries that engage in financial services, the Bank has proactively worked to reform its business model and worked to address the changing profit environment through various efforts by, for example, enhancing its non-interest revenue businesses, including bank cards, leasing and consultation services.

Given that the social structure is changing due to, among other things, a declining population and the values of the customers are diversifying, in order for the entire group to be selected by customers and grow with the region to a greater degree than before, the Bank will transition to a new management style in the form of a holding company structure, under which it will work to maximize group synergies and pursue further sophistication of the group’s governance so as to continue providing quality services in the future as a next generation “integrated regional company.”

2.	Purpose of the Transition to a Holding Company Structure

(1)       Maximize Group Synergies

By consolidating the group management functions into the holding company and promoting further sophistication of the group’s governance, the holding company will aim to improve management efficiency of the entire group, while having its subsidiaries specialize in the promotion of their businesses and increase their own management strengths.

(2)       Expand the Lines of Business

The holding company will expand the current businesses of its subsidiaries, including a company for sophisticated banking services, under the holding company, as well as expand the lines of business by establishing a new company to support the sustainable development of the region.

3.	Group Structure After the Transition to a Holding Company Structure
[Current]	[After the Transition to a Holding Company Structure]

4.	Expected Timing and Method of Transition to a Holding Company Structure

We will proceed with the consideration of the transition to a holding company structure with the aim of effectuating the transition in October 2021, subject to approval at a general meeting of shareholders and the necessary approvals by the relevant authorities.

The schedule, method and other details of the transition to a holding company structure will be announced once they are determined.

End

<< Contact for this press release >> Tokuno and Hori at Planning Section, General Planning Department （TEL: +81-76-223-9703）